Exhibit 99.1

For Further Information Contact:

Gregory S. Gronau, President, Chief Executive Officer, Treasury and Secretary

PH: 702.598.2465

FX: 702.598.2494

Gaming Partners International Corporation Reports 2015 Fourth-Quarter and Year Results

Las Vegas, NV (PR Newswire) (March 24, 2016) — Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced financial results for the fourth quarter and year ended December 31, 2015.

During the fourth quarter ended December 31, 2015, the Company posted net income of $3.4 million, or $0.43 per diluted share, on revenues of $23.5 million. This compares to net income of $2.2 million, or $0.27 diluted share, on $19.9 million in revenue for the fourth quarter of 2014. The increase in net income for the fourth quarter is primarily attributable to a gain of $1.3 million on the sale of our building and land in Las Vegas, Nevada. The increase in revenue is primarily due to a new casino opening in Macau.

For the year ended 2015, the Company posted net income of $6.9 million, or $0.86 per diluted share, on revenues of $78.2 million. This compares to net income of $2.7 million, or $0.33 per diluted share, and revenues of $61.0 million for the year ended 2014. Primary factors contributing to the increase in revenue and net income for the year were the successful integration and leveraging of our 2014 acquisition of Gemaco, Inc., and new casino openings in Asia. Our 2015 results include twelve months of Gemaco activity while 2014 results include only six.

“2015 was a very good year for GPIC. The expanded manufacturing capabilities and operational efficiencies obtained from a successful integration of Gemaco positively impacted our revenues and bottom line. In 2015, our playing card sales accounted for nearly 31% of revenues, up from 25% in 2014,” commented Greg Gronau, GPIC President and Chief Executive Officer. “We were successful in winning new playing card business in the United States and significant casino currency orders in Asia. These wins combined with an increased demand for our other product lines resulted in strong revenue growth and net income for the year.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset®, Gemaco® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; playing cards; gaming furniture and table accessories; table layouts; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino currency and provides RFID solutions including RFID readers, software and displays. Headquartered in North Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Blue Springs, Missouri; Atlantic City, New Jersey; Gulfport, Mississippi; and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to the integration of acquisitions; new product offerings; manufacturing capabilities and operational efficiencies; anticipated future sales or the timing thereof; fulfillment of product orders; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2015, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

GAMING PARTNERS INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31,

(audited)

(in thousands, except share amounts)

	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$17,788	$8,969
Marketable securities	3,503	3,597
Accounts receivable, net	10,677	10,327
Inventories	10,199	9,063
Prepaid expenses	947	749
Deferred income tax assets	1,640	1,011
Other current assets	1,576	2,273
Total current assets	46,330	35,989
Property and equipment, net	14,102	15,087
Goodwill	10,292	10,292
Intangible assets, net	2,505	2,794
Deferred income tax assets	710	2,003
Inventories, non-current	670	523
Other assets	2,635	1,706
Total assets	$77,244	$68,394

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	4,498	3,321
Accrued liabilities	6,456	3,906
Customer deposits and deferred revenue	2,080	2,224
Current portion of long-term debt	1,343	10,000
Income taxes payable	824	343
Total current liabilities	15,201	19,794
Long-term debt	8,002	-
Deferred income tax liabilities	170	272
Other liabilities	83	63
Total liabilities	23,456	20,129
Commitments and contingencies - see Note 11
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value,
none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value,
8,219,577 and 7,928,594 issued and outstanding, respectively, as of December 31, 2015, and 8,207,077 and 7,916,094 issued and outstanding, respectively, as of December 31, 2014	82	82
Additional paid-in capital	20,033	19,886
Treasury stock at cost: 290,983 shares at December 31, 2015 and 2014	(2,263)	(2,263)
Retained earnings	37,812	30,881
Accumulated other comprehensive loss	(1,876)	(321)
Total stockholders' equity	53,788	48,265
Total liabilities and stockholders' equity	$77,244	$68,394

GAMING PARTNERS INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31,

(audited)

(in thousands, except per share amounts)

	2015	2014
Revenues	$78,238	$60,972
Cost of revenues	51,403	42,657
Gross profit	26,835	18,315

Marketing and sales	6,438	6,203
General and administrative	9,273	8,403
Research and development	1,215	1,521
Operating income	9,909	2,188
Other (expense) income, net	(173)	227
Income before income taxes	9,736	2,415
Income tax provision (benefit)	2,805	(261)
Net income	$6,931	$2,676

Earnings per share:
Basic	$0.87	$0.34
Diluted	$0.86	$0.33
Weighted-average shares of common stock outstanding:
Basic	7,926	7,916
Diluted	8,040	8,015